NEWS RELEASE

Current Technology’s Celevoke Completes Distribution Agreement and Ships 700 GPS Tracking Units

VANCOUVER, British Columbia May 30, 2008 – Current Technology Corporation (OTCBB: CRTCF) today announced its 51% owned Texas-based subsidiary Celevoke, Inc. (“Celevoke”) has completed a definitive distribution agreement with The Real Security Company Ltd. (“TRSC”) of Kelowna, British Columbia. “We are shipping 700 GPS Tracking units today,” stated Celevoke Vice-president Brian Allen, “and plan to ship a further 1000 units next week.”

“The first 700 units are already placed,” said TRSC CEO Eldon Heppner. “Five hundred will be delivered to automobile and power sports equipment dealers in British Columbia and Alberta, Canada. The remaining two hundred are for dealers in Florida and Texas. This is just the beginning. These units prime the pump in very limited geographic areas. We plan to blanket North America with Celevoke units marketed under our EYE-ON brand. We believe we will soon be purchasing thousands of units per month on a regular basis.”

“We are very excited about TRSC’s plans,” stated Current Technology CEO Robert Kramer. “We believe these first two shipments totaling 1700 units represent the leading edge of a sophisticated marketing strategy which should see tens of thousands of units sold into many markets from automotive and power sports equipment to pupil transportation to name just a few.”

About Celevoke

Celevoke is poised to become a market leader in the projected $38.3 billion (by 2011) global market for Telematics (according to ABI Research), which is the integrated use of telecommunications and informatics. More specifically, it is the science of sending, receiving and storing information wirelessly via telecommunication devices. Celevoke has integrated Telematics and Global Positioning Systems (GPS) with sensing technology. This proprietary suite of hardware and software products enables users to remotely monitor, track, control and protect a wide variety of asset classes. Examples include people, automobiles and trucks, shipping containers and covert vehicles used for law enforcement and intelligence gathering in a global marketplace. In 2005, Celevoke acquired the assets of San Francisco based Televoke, Inc.; a telematics pioneer backed by Softbank Venture Capital, Cardinal Venture Capital, W.I. Harper Group and others, representing more than $15 million in funding. These assets provided the foundation for Celevoke’s development of patented technology utilized today by Celevoke’s many clients.

 Forward Looking Statement

The news release contains forward-looking statements concerning the Company’s business operations, and financial performance and condition. When used in the news release the words “believe,” “anticipate,” “intend,” “estimate,” “expect,” “project,” and similar expressions are intended to identify forward-looking statements, although not all forward-looking statements contain such words. These forward-looking statements are based on current expectations and are naturally subject to uncertainty and changes in circumstances that may cause actual results to differ materially from those expressed or implied by such forward-looking statements. Factors that may cause such differences include but are not limited to technological change, regulatory change, the general health of the economy and competitive factors. Many of these factors are beyond the Company’s control; therefore, future events may vary substantially from what the Company currently foresees. You should not place undue reliance on such forward-looking statements.

Contact:

CORPORATE:

Current Technology Corporation

Robert Kramer, 1-800-661-4247

or

INVESTOR RELATIONS:

Polestar Communications

Richard Hannon, 1-866-858-4100

or

Piedmont IR, LLC

Keith Fetter or Darren Bankston

678-455-3696